Exhibit 99.3

HAL Customer Letter and FAQ

[Dear NAME]:

I am excited to bring you news of an historic step by our company to advance the breadth and technical capabilities of the service and product offerings needed to better serve our customers. This morning, we announced a definitive agreement to acquire all of the outstanding shares of Baker Hughes in a stock and cash transaction. The transaction will combine the companies’ product and service capabilities to deliver an unsurpassed depth and breadth of solutions to our customers. Additionally, the combined company will allow us to be the most efficient and lowest cost service provider. A copy of the press release is attached.

We are confident that the combined company will be a stronger, more diversified organization with the scale and resources in more markets to better serve our valued customers. Further, this strategic combination will create an oilfield services supplier with the ability to serve customers through strong positions in key business lines, a fully integrated product and services platform, and increased capabilities in the unconventional, deepwater and mature asset sectors.

As we move forward with this transaction, I want to emphasize that we remain committed to providing the same reliable services and innovative products that you have come to expect from Halliburton. Our focus on increasing service quality and conducting safe and environmentally responsible operations will continue, and our employees remain dedicated to consistently and efficiently meeting your needs.

If you have any questions, please do not hesitate to reach out to your regular Halliburton contact, me at 281-871-2653 or one of our following executive leaders:

•	Jim Brown, president of Western Hemisphere at 303-308-4220

•	Joe Rainey, president of Eastern Hemisphere at +97143036657

•	Brady Murphy, senior vice president of Business Development & Marketing at 281-575-3228

We will continue to update you as we move through this process, as appropriate.

On behalf of Halliburton’s Board of Directors and management team, we thank you for your loyalty and ongoing business. We are very excited about the prospect of blending the considerable talents and services of Halliburton and Baker Hughes to better serve you.

Sincerely,

Jeff Miller

Halliburton President and Chief Health, Safety and Environment Officer

FAQs

1.	Why is Halliburton acquiring Baker Hughes?

•	The transaction will combine the companies’ product and service capabilities to deliver an unsurpassed depth and breadth of solutions to our customers.

•	This strategic combination will create an oilfield services supplier with the ability to serve customers through strong positions in key business lines, a fully integrated product and services platform, and increased capabilities in the unconventional, deepwater and mature asset sectors.

•	We believe the transaction will advance our growth objectives, position Halliburton to better serve customers, create value for stockholders, and create career development and advancement opportunities for employees.

2.	What is the impact of the transaction for customers?

•	The transaction will combine the companies’ product and service capabilities to deliver an unsurpassed depth and breadth of solutions to our customers, creating a Houston-based global oilfield services champion, manufacturing and exporting technologies, and creating jobs and serving customers around the globe.

•	We are confident that the combined company will be a stronger, more diverse organization with the scale and resources to better serve our valued customers.

•	Our focus on increasing service quality and conducting safe and environmentally responsible operations will continue. We remain focused on consistently and efficiently meeting your needs.

•	The combined company allows us to be the most efficient and lowest cost service provider.

3.	What happens next?

•	Both companies’ Boards of Directors have unanimously approved this transaction, which is also subject to approval from both companies’ stockholders, regulatory approvals and customary closing conditions.

•	The transaction is expected to close in the second half of 2015. In the interim, we remain focused on providing reliable service and innovative products.

•	We will provide updates on our progress, as appropriate.

4.	Who can I contact if I have more questions?

•	We appreciate your business and will update you as we move through this process, as appropriate.

•	In the meantime, if you have any questions, please do not hesitate to reach out to your regular Halliburton contact or one of our following executive leaders:

•	Jeff Miller, president and chief health, safety and environment officer at 281-871-2653

•	Jim Brown, president of Western Hemisphere at 303-308-4220

•	Joe Rainey, president of Eastern Hemisphere at +9-714-303-6657

•	Brady Murphy, senior vice president of Business Development & Marketing at 281-575-3228

Forward-Looking Statements

The statements in this communication that are not historical statements, including statements regarding the expected timetable for completing the proposed transaction, benefits and synergies of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding Halliburton’s and Baker Hughes’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required votes of Halliburton’s or Baker Hughes’ stockholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Halliburton and Baker Hughes and the ultimate outcome of Halliburton’s operating efficiencies applied to Baker Hughes’ products and services; the effects of the business combination of Halliburton and Baker Hughes, including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of Halliburton to realize such synergies and other benefits; expectations regarding regulatory approval of the transaction; results of litigation, settlements, and investigations; final court approval of, and the satisfaction of the conditions in, Halliburton’s September 2014 settlement relating to the Macondo well incident in the Gulf of Mexico; appeals of the multi-district litigation District Court’s September 2014 ruling regarding Phase 1 of the trial, and future rulings of the District Court; results of litigation, settlements, and investigations not covered by the settlement or the District Court’s rulings; actions by third parties, including governmental agencies, relating to the Macondo well incident; BP’s April 2012 settlement relating to the Macondo well incident, indemnification, and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s and Baker Hughes’ respective reports on Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended September 30, 2014, recent Current Reports on Form 8-K, and other U.S. Securities and Exchange Commission (the “SEC”) filings discuss some of the important risk factors identified that may affect these factors and Halliburton’s and Baker Hughes’ respective business, results of operations and financial condition. Halliburton and Baker Hughes undertake no obligation to revise or update publicly any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Halliburton and Baker Hughes. In connection with this proposed business combination, Halliburton and/or Baker Hughes may file one or more proxy statements, registration statements, proxy statement/prospectus or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document Halliburton and/or Baker Hughes may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HALLIBURTON AND BAKER HUGHES ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S), PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Halliburton and/or Baker Hughes, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Halliburton and/or Baker Hughes through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Halliburton will be available free of charge on Halliburton’s internet website at http://www.halliburton.com or by contacting Halliburton’s Investor Relations Department by email at investors@Halliburton.com or by phone at +1-281-871-2688. Copies of the documents filed with the SEC by Baker Hughes will be available free of charge on Baker Hughes’ internet website at http://www.bakerhughes.com or by contacting Baker Hughes’ Investor Relations Department by email at trey.clark@bakerhughes.com or alondra.oteyza@bakerhughes.com or by phone at +1-713-439-8039 or +1-713-439-8822.

Participants in Solicitation

Halliburton, Baker Hughes, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Halliburton is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 7, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 8, 2014, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which was filed with the SEC on October 24, 2014 and its Current Report on Form 8-K, which was filed with the SEC on July 21, 2014. Information about the directors and executive officers of Baker Hughes is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 12, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 5, 2014, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which was filed with the SEC on October 21, 2014 and its Current Reports on Form 8-K, which were filed with the SEC on June 10, 2014 and September 10, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.